UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 17, 2021

TENNANT COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	1-16191	41-0572550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Lilac Drive, P.O. Box 1452 Minneapolis, Minnesota	55440
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(763) 540-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.375 per share	TNC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On February 17, 2021, the Board of Directors of Tennant Company (the “Company”) elected Timothy R. Morse as a member of the Board effective that same day. Mr. Morse will stand for re-election at the 2021 annual meeting of shareholders to a term that expires at the 2024 annual meeting of shareholders as a member of Class II. Mr. Morse was appointed to serve as a member of the Audit Committee and Executive Committee of the Board of Directors. A copy of the press release announcing Mr. Morse’s election to the Board is attached as Exhibit 99.

Mr. Morse will receive the standard non-employee director compensation, the terms of which were disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on March 19, 2020, including a pro-rata amount of the annual compensation for his service from his election until the 2021 annual meeting of shareholders.

Compensation Arrangements for CEO Transition

As previously announced, the Board appointed David W. Huml to the position of President and Chief Executive Officer effective March 1, 2021 to succeed H. Chris Killingstad, who is retiring following the Company’s CEO succession planning process. On February 17, 2021, following review of market data and other information provided by the Committee’s independent compensation consultant, the independent directors of the Board approved, upon recommendation of the Compensation Committee (the “Committee”), compensatory arrangements for Mr. Huml and Mr. Killingstad in connection with the transition.

Effective March 1, 2021, Mr. Huml’s annual base salary will increase to $800,000, his short-term incentive plan target will increase to 100% of base salary and his long-term incentive plan target for his fiscal 2021 awards will equal 275% of base salary. In addition, the Committee approved an amendment to Mr. Huml’s executive employment agreement to increase his cash severance from 12 to 24 months of base salary and his COBRA continuation coverage from 12 to 18 months in the event his employment terminates under circumstances that would entitle him to severance under circumstances unrelated to a change in control.

As previously announced, Mr. Killingstad will remain with the Company in a non-executive capacity as Strategic Advisor to the CEO and Board through December 31, 2021. Effective March 1, 2021, Mr. Killingstad’s annual base salary will decrease to $400,000 and his short-term incentive plan target will decrease to 60% of base salary. He will receive long-term incentive plan awards for fiscal 2021 with a value of $850,000, with approximately one-third of the value granted in stock options and two-thirds of the value granted in restricted stock units, each vesting in full on the second anniversary of the date of grant contingent upon Mr. Killingstad’s continued service through the transition period and compliance with the non-competition and other post-termination covenants in his employment agreement through such period. Once vested, the stock options will remain exercisable until the seventh anniversary of the grant date.

The short-term incentive targets for Mr. Huml and Mr. Killingstad for fiscal 2021 will be pro-rated based on the different base salary and target incentive levels in effect before and after March 1, 2021.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99	News Release dated February 19, 2021 announcing election of Timothy R. Morse.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennant Company

Date: February 19, 2021	By:	/s/ Kristin A. Stokes
Kristin A. Stokes Senior Vice President, General Counsel and Secretary